                                                Filed pursuant to Rule 424(b)(2)
                                                      Registration No. 333-84673
                                                     (Pursuant to Rule 429, also
                                                     Registration No. 333-66865)
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 23, 1999)

                                 [EMERSON LOGO]
                                  $600,000,000
                              EMERSON ELECTRIC CO.

                             7  7/8% Notes Due 2005

                     Interest payable June 1 and December 1

                           -------------------------

The 7 7/8% Notes Due 2005 (the "Notes") will mature on June 1, 2005. Emerson Electric Co. will not have the right to redeem the Notes before their scheduled maturity. Interest will accrue from May 23, 2000.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                       UNDERWRITING
                                                      PRICE TO         DISCOUNTS AND       PROCEEDS TO
                                                       PUBLIC           COMMISSIONS          COMPANY
                                                      --------         -------------       -----------
Per Note........................................      99.797%            0.600%              99.197%
Total...........................................    $598,782,000       $3,600,000          $595,182,000

The Underwriters expect to deliver the Notes to the purchasers on May 23, 2000.

                           -------------------------

                          Joint Book-Running Managers
J.P. MORGAN & CO.                                     MORGAN STANLEY DEAN WITTER

                           -------------------------
BANC OF AMERICA SECURITIES LLC
                         BANC ONE CAPITAL MARKETS, INC.
                                                            SALOMON SMITH BARNEY

May 18, 2000

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                                ----
Use of Proceeds.............................................    S-3
Ratio of Earnings to Fixed Charges..........................    S-3
Description of the Notes....................................    S-3
Underwriting................................................    S-4
Validity of the Notes.......................................    S-5
Experts.....................................................    S-5

                             PROSPECTUS

Where You Can Find More Information.........................      2
Information About Emerson...................................      3
Use of Proceeds.............................................      3
Ratio of Earnings to Fixed Charges..........................      3
Description of the Debt Securities..........................      4
Book-Entry Debt Securities..................................      8
Plan of Distribution........................................     10
Experts.....................................................     10

                            ------------------------

     You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus Supplement and Prospectus. We are offering to sell Notes and seeking offers to buy Notes, only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus Supplement and Prospectus is accurate only as of the date of this Prospectus Supplement, regardless of the time of delivery of this Prospectus Supplement and Prospectus or any sale of the Notes.

                                USE OF PROCEEDS

     Emerson expects to use the net proceeds from the sale of the Notes (estimated at $595.2 million, before deducting estimated expenses of this offering) to repay a portion of its short-term debt issued within the last year in connection with the acquisitions of Jordan Telecommunication Products, Inc. and Ericsson Energy Systems. As of May 18, 2000, such short-term debt had a weighted average interest rate (on a bond-equivalent yield basis) of approximately 6.5% per annum with a weighted average maturity of approximately 41 days.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges of the Company for the periods indicated. For purposes of computation of the ratio of earnings to fixed charges, earnings consist of income before income taxes and cumulative effects of changes in accounting principles plus the amount of fixed charges. Fixed charges consist of interest expense and that portion of rental expense deemed to represent interest.

                                                                                       SIX MONTHS
                                                                                         ENDED
                                                        YEAR ENDED SEPTEMBER 30,       MARCH 31,
                                                    --------------------------------   ----------
                                                    1995   1996   1997   1998   1999      2000
                                                    ----   ----   ----   ----   ----   ----------
Ratio of Earnings to Fixed Charges................  9.7x   9.8x   11.3x  10.2x   9.0x      7.8x
                                                    ===    ===    ====   ====   ====      ====

                            DESCRIPTION OF THE NOTES

     Emerson will issue the Notes under an Indenture dated as of December 10, 1998 between Emerson and The Bank of New York, as Trustee. Information about the Indenture and the general terms and provisions of the Notes is in the accompanying Prospectus under "Description of the Debt Securities."

     Emerson will issue the Notes in book-entry form, as one or more Notes registered in the name of the nominee of The Depository Trust Company, which will act as Depositary. Beneficial interests in book-entry Notes will be shown on, and transfers of the Notes will be made only through, records maintained by the Depositary and its participants. The provisions set forth under "Book-Entry Debt Securities" in the accompanying Prospectus will apply to the Notes.

CERTAIN TERMS OF THE NOTES DUE JUNE 1, 2005

     An Officer's Certificate sets forth the terms of the Notes in accordance with the Indenture and initially limits the Notes to $600,000,000 aggregate principal amount. The provisions set forth under "Additional Notes" in this Prospectus Supplement apply to the Notes. The Notes will mature on June 1, 2005. The interest rate on the Notes will be 7 7/8% per annum.

PAYMENT OF PRINCIPAL AND INTEREST

     Emerson will pay interest on June 1 and December 1, beginning December 1, 2000. Interest will accrue from May 23, 2000 or from the most recent interest payment date to which Emerson has paid or provided for the payment of interest to but excluding the next interest payment date or the scheduled maturity date, as the case may be. Emerson will pay interest computed on the basis of a 360-day year of twelve 30-day months.

     Emerson will pay interest on the Notes in immediately available funds to the persons in whose names the Notes are registered at the close of business on the May 15 or November 15 preceding the respective interest payment date. At maturity Emerson will pay the principal, together with final interest on the Notes, in immediately available funds.

     If an interest payment date or the maturity date is not a "Business Day," Emerson will pay interest or principal, as the case may be, on the next succeeding Business Day. The term "Business Day" means any day other than a Saturday or Sunday or a day on which applicable law authorizes or requires banking institutions in the City of New York, New York to close.

ADDITIONAL NOTES

     The Notes are initially being offered in the aggregate principal amount of $600,000,000. We may, without the consent of the holders of the Notes, create and issue additional notes ranking equally with the Notes in all respects, including having the same CUSIP number, so that such additional notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes. No additional notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

SAME-DAY SETTLEMENT AND PAYMENT

     The Notes will trade in the Depositary's same-day funds settlement system until maturity or until Emerson issues the Notes in definitive form. The Depositary will therefore require secondary market trading activity in the Notes to settle in immediately available funds. Emerson can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

REDEMPTION

     Emerson will not have the right to redeem the Notes before their scheduled maturity, and you will not have the right to require Emerson to redeem the Notes before their scheduled maturity. Emerson will not make any sinking fund payments.

GOVERNING LAW

     The Notes will be governed by and construed in accordance with the laws of the State of New York.

                                  UNDERWRITING

     Emerson is selling the Notes to the Underwriters named below under a Pricing Agreement dated May 18, 2000. The Underwriters, and the amount of the Notes each of them has agreed to purchase from Emerson, are as follows:

                                                                   PRINCIPAL
                        UNDERWRITERS                            AMOUNT OF NOTES
                        ------------                            ---------------
J.P. Morgan Securities Inc. ................................     $237,000,000
Morgan Stanley & Co. Incorporated...........................      237,000,000
Banc of America Securities LLC..............................       42,000,000
Banc One Capital Markets, Inc. .............................       42,000,000
Salomon Smith Barney, Inc. .................................       42,000,000
                                                                 ------------
Total.......................................................     $600,000,000
                                                                 ============

     Under the terms and conditions of the Pricing Agreement, if the Underwriters take any of the Notes, then they are obligated to take and pay for all of the Notes.

     The Notes are a new issue of securities with no established trading market. Emerson does not intend to apply for listing of the Notes on any national securities exchange. The Underwriters have advised Emerson that they intend to make a market for the Notes, but they have no obligation to do so. They also may discontinue market making at any time without providing any notice. Emerson cannot give any assurance as to the liquidity of any trading market for the Notes.

     The Underwriters initially propose to offer part of the Notes directly to the public at the public offering prices set forth on the cover page and part to certain dealers at a price that represents a concession not in excess of 0.35% of the principal amount of the Notes. Any Underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.25% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the Underwriters may, from time to time, vary the offering price and other selling terms.

     Emerson has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of such liabilities.

     In connection with the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the Underwriters may overallot in connection with the offering of the Notes, creating a short position in the Notes for their own account. In addition, the Underwriters may bid for, and purchase, Notes in the open market to cover short positions or to stabilize the price of the Notes. Finally, the Underwriters may reclaim selling concessions allowed for distributing the Notes in the offering, if the Underwriters repurchase previously distributed Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The Underwriters are not required to engage in any of these activities and may end any of these activities at any time.

UNDERWRITING COMPENSATION

                                                                PER NOTE       TOTAL
                                                                ---------    ----------
Underwriting Discounts
  and Commissions paid
  by the Company............................................      0.60%      $3,600,000

     Emerson estimates that it will spend approximately $150,000 for printing, ratings agency, trustee and legal fees, and other expenses related to this offering.

     In the ordinary course of their respective businesses, the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with Emerson and its affiliates.

                             VALIDITY OF THE NOTES

     H. M. Smith, Esq., Emerson's Assistant Secretary and Assistant General Counsel, will pass upon the legality of the Notes for Emerson. Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, will pass upon the legality of the Notes for the Underwriters. Mr. Smith beneficially owns 879 shares of Common Stock of the Company and has options to purchase 3,500 shares. Davis Polk & Wardwell will rely on the opinion of Mr. Smith with respect to all matters of Missouri law. Davis Polk & Wardwell acts as counsel to Emerson from time to time with respect to various matters.

                                    EXPERTS

     The consolidated financial statements of Emerson Electric Co. and subsidiaries as of September 30, 1999 and 1998, and for each of the years in the three-year period ended September 30, 1999 incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

LOGO

                              EMERSON ELECTRIC CO.

                                DEBT SECURITIES

                         ------------------------------

     This Prospectus describes Debt Securities which we may issue and sell at various times:

     - The Debt Securities may be debentures, notes (including notes commonly known as medium-term notes) or other unsecured evidences of indebtedness of Emerson.

     -  We may issue the Debt Securities in one or several series.

     - The total principal amount of the Debt Securities to be issued under this Prospectus will be not more than $2,000,000,000 (or the equivalent amount in other currencies).

     - The terms of each series of Debt Securities (interest rates, maturity, redemption provisions and other terms) will be determined at the time of sale, and will be specified in a Prospectus Supplement which will be delivered together with this Prospectus at the time of sale.

     We may sell Debt Securities to or through underwriters, dealers or agents. We may also sell Debt Securities directly to investors. More information about the way we will distribute the Debt Securities is under the heading "Plan of Distribution." Information about the underwriters or agents who will participate in any particular sale of Debt Securities will be in the Prospectus Supplement relating to that series of Debt Securities.

     Unless we state otherwise in a Prospectus Supplement, we will not list any of the Debt Securities on any securities exchange.

                         ------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 23, 1999.

     We have not authorized anyone to give any information or to make any representations concerning the offering of the Debt Securities except that which is in this Prospectus or in the Prospectus Supplement which is delivered with this Prospectus, or which is referred to under "Where You Can Find More Information." If anyone gives or makes any other information or representations, you should not rely on it. This Prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Debt Securities which are referred to in the Prospectus Supplement. This Prospectus is not an offer to sell or a solicitation of an offer to buy such Debt Securities in any circumstances in which such offer or solicitation is unlawful. You should not interpret the delivery of this Prospectus, or any sale of Debt Securities, as an indication that there has been no change in our affairs since the date of this Prospectus. You should also be aware that information in this Prospectus may change after this date.

                               TABLE OF CONTENTS

Where You Can Find More Information.........................       2
Information About Emerson...................................       3
Use of Proceeds.............................................       3
Ratio of Earnings to Fixed Charges..........................       3
Description of the Debt Securities..........................       4
Book-Entry Debt Securities..................................       8
Plan of Distribution........................................      10
Experts.....................................................      10

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents.

     The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Debt Securities. This Prospectus is part of a registration statement we filed with the SEC.

     -  Our Annual Report on Form 10-K for the year ended September 30, 1998.

     - Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998, March 31, 1999 and June 30, 1999.

     -  Our Current Report on Form 8-K dated October 6, 1998.

     You may receive a copy of any of these filings, at no cost, by writing or telephoning H. M. Smith, our Assistant Secretary and Assistant General Counsel, at Emerson Electric Co., Station 2431, 8000 West Florissant Avenue, P.O. Box 4100, St. Louis, Missouri 63136, telephone 314-553-2431.

     We have filed with the SEC a Registration Statement to register the Debt Securities under the Securities Act of 1933. This Prospectus omits certain information contained in the Registration Statement, as permitted by SEC rules. You may obtain copies of the Registration Statement, including exhibits, as noted in the first paragraph above.

                           INFORMATION ABOUT EMERSON

     Emerson Electric Co. was incorporated in Missouri in 1890. We were originally engaged in the manufacture and sale of electric motors and fans. We subsequently expanded our product lines through internal growth and acquisitions. We are now engaged principally in the design, manufacture and sale of a broad range of electrical, electromechanical and electronic products and systems throughout the world. Our principal executive offices are at 8000 West Florissant Avenue, P. O. Box 4100, St. Louis, Missouri 63136. Our telephone number is (314) 553-2000.

                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, we intend to add the net proceeds from the sale of the Debt Securities to our general funds. We expect to use the proceeds for general corporate purposes, which may include working capital, capital expenditures, and the repayment of short-term borrowings. Before we use the proceeds for these purposes, we may invest them in short-term investments.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges of the Company for the periods indicated. For purposes of computation of the ratio of earnings to fixed charges, earnings consist of income before income taxes and cumulative effects of changes in accounting principles plus the amount of fixed charges. Fixed charges consist of interest expense and that portion of rental expense deemed to represent interest.

                                                                                      NINE MONTHS
                                                     YEAR ENDED SEPTEMBER 30,        ENDED JUNE 30,
                                                 --------------------------------   ----------------
                                                 1994   1995   1996   1997   1998         1999
                                                 ----   ----   ----   ----   ----   ----------------
Ratio of Earnings to Fixed Charges.............  11.0x  9.7x   9.8x   11.3x  10.2x        9.2x
                                                 ====   ===    ===    ====   ====         ===

                       DESCRIPTION OF THE DEBT SECURITIES

     This section describes some of the general terms of the Debt Securities. The Prospectus Supplement describes the particular terms of the Debt Securities we are offering. The Prospectus Supplement also indicates the extent, if any, to which such general provisions may not apply to the Debt Securities we are offering. When we refer to the Prospectus Supplement we are also referring to any applicable Pricing Supplement.

     We will issue the Debt Securities under an Indenture between us and The Bank of New York, which is serving as Trustee. We are summarizing certain important provisions of the Indenture and the Debt Securities. We do not restate the Indenture or the Debt Securities in their entirety. We urge you to read the Indenture and the Debt Securities because they, and not this description, define your rights as holders of the Debt Securities. We filed the Indenture as an exhibit to the Registration Statement that includes this Prospectus. When we use capitalized terms that we don't define here, those terms have the meanings given in the Indenture. When we use references to Sections, we mean Sections in the Indenture.

GENERAL

     The Debt Securities will be unsecured obligations of Emerson.

     The Indenture does not limit the amount of Debt Securities that we may issue under the Indenture, nor does it limit other debt that we may issue. We may issue the Debt Securities at various times in different series, each of which may have different terms.

     The Prospectus Supplement relating to the particular series of Debt Securities we are offering includes the following information concerning those Debt Securities:

     -  The title of the Debt Securities.

     -  Any limit on the amount of the Debt Securities that we may offer.

     - The price at which Emerson is offering the Debt Securities. We will usually express the price as a percentage of the principal amount.

     -  The maturity date of the Debt Securities.

     - The interest rate per annum on the Debt Securities. We may specify a fixed rate or a variable rate, or we may offer Debt Securities that do not bear interest but are sold at a substantial discount from the amount payable at maturity.

     -  The date from which interest on the Debt Securities will accrue.

     - The dates on which we will pay interest and the regular record dates for determining who is entitled to receive the interest.

     - If applicable, the dates on which or after which, and the prices at which, we are required to redeem the Debt Securities or have the option to redeem the Debt Securities.

     - If applicable, any limitations on our right to defease our obligations under the Debt Securities by depositing cash or securities.

     - The amount that we would be required to pay if the maturity of the Debt Securities is accelerated, if that amount is other than the principal amount.

     - Any additional restrictive covenants or other material terms relating to the Debt Securities.

     -  Any additional Events of Default that will apply to the Debt Securities.

     - If we will make payments on the Debt Securities in any currency other than United States dollars, the currency or composite currency in which we will make those payments. If the currency will be determined under an index, the details concerning such index.

     -  Any other material terms of the Debt Securities.

PAYMENTS ON DEBT SECURITIES

     We will make payments on the Debt Securities at the office or agency we will maintain for that purpose (which will be the Corporate Trust Office of the Trustee in New York, New York unless we indicate otherwise in the Prospectus Supplement) or at such other places and at the respective times and in the manner as we designate in the Prospectus Supplement. (Sections 3.1 and 3.2) As explained under "Book-Entry Debt Securities" below, The Depository Trust Company or its nominee will be the initial registered Holder unless the Prospectus Supplement provides otherwise.

FORM, DENOMINATIONS AND TRANSFERS

     Unless otherwise indicated in the Prospectus Supplement:

     - The Debt Securities will be in fully registered form, without coupons, in denominations of $1,000 or any multiple thereof.

     - We will not charge any fee to register any transfer or exchange of the Debt Securities, except for taxes or other governmental charges (if any). (Section 2.8)

ORIGINAL ISSUE DISCOUNT SECURITIES

     If Debt Securities are Original Issue Discount Securities, we will offer and sell them at a substantial discount below their stated principal amount. We will describe Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities in the Prospectus Supplement. "Original Issue Discount Security" means any security which provides that less than the full principal amount will be due if the maturity is accelerated or if the security is redeemed before its maturity. (Section 5.1)

INDEXED DEBT SECURITIES

     We may issue Debt Securities under which the principal amount payable at maturity or the amount of interest payable will be determined by reference to currency exchange rates, commodity prices, equity indices or other factors. In that case, the amount we will pay to the Holders will depend on the value of the applicable currency, commodity, equity index or other factor at the time our payment obligation is calculated. We will include information in the Prospectus Supplement for those Debt Securities about how we will calculate the principal or interest payable, and will specify the currencies, commodities, equity indices or other factors to which the principal amount payable at maturity or interest is linked. We will also provide information about certain additional tax considerations which would apply to the Holders of those Debt Securities.

CERTAIN RESTRICTIONS

     Unless we otherwise specify in the Prospectus Supplement, there will not be any covenants in the Indenture or the Debt Securities that would protect you against a highly leveraged or other transaction involving Emerson that may adversely affect you as a holder of Debt Securities. If there are provisions that offer such protection, they will be described in the Prospectus Supplement.

     Limitations on Liens. Under the Indenture, we and our Restricted Subsidiaries (defined below) may not issue any debt for money borrowed, or assume or guarantee any such debt, which is secured by a mortgage on a Principal Property (defined below) or shares of stock or indebtedness of any Restricted Subsidiary, unless such mortgage similarly secures your Debt Securities. A Principal Property is any manufacturing plant or manufacturing facility that we or any Restricted Subsidiary owns, is located within the continental United States and, in the opinion of our Board of Directors, is of material importance to our total business that we and our Restricted Subsidiaries conduct, taken as a whole. The above restriction will not apply to debt that is secured by:

     - mortgages on property, shares of stock or indebtedness of any corporation that exists when it becomes a Restricted Subsidiary;

     - mortgages on property that exist when we acquire the property and mortgages that secure payment of the purchase price of the mortgaged property;

     - mortgages that secure debt which a Restricted Subsidiary owes to us or to another Restricted Subsidiary;

     - mortgages that existed at the date of the Indenture;

     - mortgages on property of a company that exist when we acquire the company;

     - mortgages in favor of a government to secure debt that we incur to finance the purchase price of the property that we mortgage; or

     - extensions, renewals or replacement of any of the mortgages described above.

A Restricted Subsidiary is a direct or indirect subsidiary of Emerson if substantially all of its property is located in the continental United States and if it owns any Principal Property (except a subsidiary principally engaged in leasing or in financing installment receivables or overseas operations).

     The Indenture also excepts from this limitation on liens secured debt of up to 10% of our consolidated net tangible assets. (Section 3.6)

     Limitation on Sale and Leaseback Transactions. We may not enter into sale and leaseback transactions involving any Principal Property, except for leases of up to three years, unless

     - we could issue debt secured by the property involved (under the limitations on liens described above) in an amount equal to the Attributable Debt which would be calculated under the Indenture based on the rental payments to be received, or

     - we pay other debt within 90 days in an amount not less than such Attributable Debt amount. (Section 3.7)

     Restrictions on Consolidation, Merger or Sale. We may not consolidate or merge or sell or convey all or substantially all of our assets unless (a) the surviving corporation (if it is not Emerson) is a domestic corporation and assumes our obligations on your Debt Securities and under the Indenture and (b) immediately after such transactions, there is no default. (Section 9.1)

DEFEASANCE

     The Indenture includes provisions allowing defeasance that we may choose to apply to Debt Securities of any series. If we do so, we would deposit with the Trustee or another trustee money or U. S. Government Obligations sufficient to make all payments on those Debt Securities. If we make such a deposit with respect to your Debt Securities, we may elect either:

     - to be discharged from all our obligations on your Debt Securities, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust; or

     - to be released from our restrictions described above relating to liens and sale/leaseback transactions.

     To establish such a trust, we must deliver to the Trustee an opinion of our counsel that the Holders of the Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. There may be additional provisions relating to defeasance which we will describe in the Prospectus Supplement. (Sections 13.1, 13.2, 13.3 and 13.4)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     If certain Events of Default by us specified in the Indenture happen and are continuing, either the Trustee or the Holders of 25% in principal amount of the outstanding Debt Securities of a series may declare the principal, and accrued interest, if any, of all securities of such series to be due and payable. If other specified Events of Default happen and are continuing, either the Trustee or the Holders of 25% in principal amount of the outstanding Debt Securities of all series may declare the principal, and accrued interest, if any, of all the outstanding Debt Securities to be due and payable. (Section 5.1)

     An Event of Default in respect of any series of Debt Securities means:

     -  default for 30 days in payment of any interest installment;

     - default in payment of principal, premium, sinking fund installment or analogous obligation when due;

     - unless stayed by litigation, default, for 90 days after notice to us by the Trustee or by the Holders of 25% in principal amount of the outstanding Debt Securities of such series, in performance of any other covenant in the Indenture governing such series; and

     - certain events of our bankruptcy, insolvency and reorganization. (Section 5.1)

     Within 90 days after a default in respect of any series of Debt Securities, the Trustee must give to the Holders of such series notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the Trustee may withhold such notice if it in good faith determines that such withholding is in the interest of such Holders. The term "default" means, for this purpose, the happening of any Event of Default, disregarding any grace period or notice requirement. (Section 5.11)

     Before the Trustee is required to exercise rights under the Indenture at the request of Holders, it is entitled to be indemnified by such Holders, subject to its duty, during an Event of Default, to act with the required standard of care. (Sections 6.1 through 6.13)

     If any Event of Default has occurred, the Holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting proceedings for remedies available to the Trustee, or exercising any trust or power conferred on the Trustee, in respect of such series. (Section 5.9)

     We must file an annual certificate with the Trustee that it is in compliance with conditions and covenants under the Indenture. (Section 3.5)

     In certain cases, the Holders of a majority in principal amount of the outstanding Debt Securities of a series, on behalf of the Holders of all Debt Securities of such series, or the Holders of a majority of all outstanding Debt Securities voting as a single class, on behalf of the Holders of all outstanding Debt Securities, may waive any past default or Event of Default, or compliance with certain provisions of the Indenture, but may not waive among other things an uncured default in payment. (Sections 5.1 and 5.10)

MODIFICATION OR AMENDMENT OF THE INDENTURE

     If we receive the consent of the holders of a majority in principal amount of the outstanding Debt Securities affected, we may enter into supplemental indentures with the Trustee that would

     - add, change or eliminate provisions in the Indenture; or

     - change the rights of the Holders of Debt Securities.

     However, unless we receive the consent of all of the affected Holders, we may not enter into supplemental indentures that would with respect to the Debt Securities of such Holders:

     - change the maturity;

     - reduce the principal amount or any premium;

     - reduce the interest rate or extend the time of payment of interest;

     - reduce any amount payable on redemption or reduce the amount of the principal of an Original Issue Discount Security that would be payable on acceleration;

     - impair or affect the right of any Holder to institute suit for payment;

     - change any right of the Holder to require repayment; or

     - reduce the requirement for two-thirds approval of supplemental indentures. (Section 8.2)

REGARDING THE TRUSTEE

     The Trustee is The Bank of New York. The Trustee is a lender to us under our revolving credit agreement. From time to time, we may enter into other banking relationships with the Trustee.

                           BOOK-ENTRY DEBT SECURITIES

     The Prospectus Supplement will indicate whether we are issuing the related Debt Securities as book-entry securities. Book-entry securities of a series will be issued in the form of one or more global notes that will be deposited with The Depository Trust Company, New York, New York, and will evidence all of the Debt Securities of that series. This means that we will not issue certificates to each Holder. We will issue one or more global securities to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Debt Securities. The participant will then keep a record of its clients who own the Debt Securities. Unless it is exchanged in whole or in part for a security evidenced by individual certificates, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global notes will be made only through, records maintained by DTC and its participants. Each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a Holder of Debt Securities under the Indenture.

     The laws of some jurisdictions require that certain purchasers of securities such as Debt Securities take physical delivery of such securities in definitive form. Such limits and such laws may impair your ability to acquire or transfer beneficial interests in the global security.

     We will make payments on each series of book-entry Debt Securities to DTC or its nominee, as the sole registered owner and holder of the global security. Neither Emerson, the Trustee nor any of their agents will be responsible or liable for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

     DTC has advised us that, when it receives any payment on a global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC's records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is now the case with securities held for customer accounts registered in "street name") and will be the sole responsibility of such participants.

     A global security representing a series will be exchanged for certificated Debt Securities of that series only if (x) DTC notifies us that it is unwilling or unable to continue as Depositary or if DTC ceases to be a clearing agency registered under the 1934 Act and we don't appoint a successor within 90 days, (y) we decide that the global security shall be exchangeable or
(z) there is an Event of Default under the Indenture or an event which with the giving of notice or lapse of time or both would become an Event of Default with respect to the Debt Securities represented by such global security. If that occurs, we will issue Debt Securities of that series in certificated form in exchange for such global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for Debt Securities of such series equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. We would issue the certificates for such Debt Securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons.

     DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the 1934 Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

     Management of DTC is aware that some computer applications, systems and the like for processing data (Systems) that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed Direct Participants and Indirect Participants and other members of the financial community (the Industry) that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries, and settlement of trades within DTC (Depositary Services), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's Direct participants and Indirect Participants, third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of these services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing contingency plans as it deems appropriate.

     According to DTC, the information in the preceding two paragraphs with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

                              PLAN OF DISTRIBUTION

     We may sell Debt Securities to or through one or more underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. Such firms may also act as our agents in the sale of Debt Securities. Only underwriters named in the Prospectus Supplement will be considered as underwriters of the Debt Securities offered by such Supplement.

     We may distribute Debt Securities at different times in one or more transactions. We may sell Debt Securities at fixed prices, which may change, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from us or from purchasers of Debt Securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters. Discounts or commissions they receive and any profit on their resale of Debt Securities may be considered underwriting discounts and commissions under the Securities Act of 1933. We will identify any such underwriter, dealer or agent, and we will describe any such compensation, in the Prospectus Supplement.

     We may agree to indemnify underwriters, dealers and agents who participate in the distribution of Debt Securities against certain liabilities, including liabilities under the 1933 Act. We may also agree to contribute to payments which the underwriters, dealers or agents may be required to make in respect of such liabilities.

     We may authorize dealers or other persons who act as our agents to solicit offers by certain institutions to purchase Debt Securities from us under contracts which provide for payment and delivery on a future date. We may enter into such contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. If we enter into such agreements concerning any series of Debt Securities, we will indicate that in the Prospectus Supplement.

     In connection with an offering of Debt Securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debt Securities. Specifically, underwriters may over-allot in connection with the offering, creating a syndicate short position in the Debt Securities for their own account. In addition, underwriters may bid for, and purchase, Debt Securities in the open market to cover short positions or to stabilize the price of the Debt Securities. Finally, underwriters may reclaim selling concessions allowed for distributing the Debt Securities in the offering if the underwriters repurchase previously distributed Debt Securities in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debt Securities above independent market levels. Underwriters are not required to engage in any of these activities and may end any of these activities at any time.

                                    EXPERTS

     The consolidated financial statements of Emerson Electric Co. and subsidiaries as of September 30, 1998 and 1997, and for each of the years in the three-year period ended September 30, 1998 incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

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